Exhibit 99.1

Hecla Announces Q2 2022 Production

10% Increase in Silver Production Driven by Record Lucky Friday Throughput

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--July 12, 2022--Hecla Mining Company (NYSE: HL) today announced its preliminary production for the second quarter of 2022.1

HIGHLIGHTS

  Silver production of 3.6 million ounces, an increase of 10% over the first quarter of 2022 due to record throughput at the Lucky Friday Mine.
  Gold production of 45,718 ounces, an increase of 10% over the first quarter, driven by better performance at the Casa Berardi mine.
  Zinc production increased 12% over the prior quarter.
  Lead production increased 23% due to increased production at Lucky Friday.

“All three of Hecla’s operating mines delivered solid performances during the second quarter, driven by expected increased silver production at Lucky Friday and gold production at Casa Berardi, while Greens Creek had a very solid and consistent quarter,” said Phillips S. Baker, Jr., President and CEO. “Lucky Friday’s silver production surpassed the 1-million-ounce mark for the quarter, totaling 1.2 million ounces, a 38% increase over the previous quarter as we see the benefits to throughput resulting from the continuous improvement of the UCB mining method, and increasing grades. Casa Berardi’s production increased by 10% over last quarter due to higher mill recoveries, grades, and throughput.”

Baker continued, “On July 5th we announced the acquisition of Alexco Resource Corp. which owns the Keno Hill silver district in the Yukon Territory of Canada. In addition to being the largest silver producer in the United States, with completion of necessary development at Keno Hill, Hecla has the potential to become the largest silver producer in Canada.”

OPERATIONS

Greens Creek

Greens Creek produced 2.4 million ounces of silver which is consistent with the production in the first quarter. Gold production of 12,413 ounces was 9% higher than prior quarter production of 11,402 ounces due to increased grades. The mill operated at an average of 2,303 tons per day (tpd).

Lucky Friday

At the Lucky Friday mine, 1.2 million ounces of silver were produced compared to 888 thousand ounces in the prior quarter. The increase is attributable to 25% higher throughput at the mill and a 9% increase in grades. The higher throughput was achieved upon improved equipment availability and the commissioning of new underground equipment which is better suited for the UCB mining method. The mill operated at a record average throughput rate of 1,071 tpd for the quarter, highlighted by a record monthly throughput rate in June of 1,140 tpd.

Casa Berardi

Casa Berardi produced 33,306 ounces of gold compared to 30,240 ounces in the prior quarter. The increase in production was the result of higher throughput, recoveries, and grades. The mill operated at an average of 4,413 tpd compared to an average of 4,291 tpd in the prior quarter, having achieved an all-time monthly production record in May of 4,533 tpd.

(1)	See cautionary statement regarding preliminary statements at the end of this release.

PRODUCTION SUMMARY

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022		June 30, 2022	June 30, 2021
PRODUCTION			Increase/ (Decrease)			Increase/ (Decrease)
Silver	3,645,454	3,324,709	10%	6,970,163	6,984,229	0%
Gold (*)	45,718	41,642	10%	87,360	111,143	(21)%
Lead	13,331	10,863	23%	24,194	22,244	9%
Zinc	16,766	14,947	12%	31,713	33,318	(5)%
Greens Creek - Silver	2,410,599	2,429,782	(1)%	4,840,381	5,143,317	(6)%
Greens Creek - Gold	12,413	11,402	9%	23,815	26,125	(9)%
Lucky Friday - Silver	1,226,477	887,858	38%	2,114,335	1,777,195	19%
Casa Berardi - Gold	33,306	30,240	10%	63,546	67,523	(6)%
(*)	YTD gold production for the six months ended June 30, 2021, includes production of 17,495 ounces from the Nevada operations, which in 2022 are under care and maintenance.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho and Quebec, Canada, the Company owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company's second quarter 2022 operating and financial results and conditions contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported second quarter 2022 results are subject to management's final review as well as review by the Company's independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Statements made or information provided in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the Company's 2021 Form 10-K filed February 22, 2022, for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Category: Press Release

Contacts

Anvita M. Patil
Vice President – Investor Relations and Treasurer

Cheryl Turner
Communications Coordinator

800-HECLA91 (800-432-5291)
Investor Relations
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com